Exhibit 107

Calculation of Filing Fee Table

Form S-11

(Form Type)

Cottonwood Communities, Inc.

(Exact Name of Registrant as Specified in Governing Instruments)

Table 1—Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Class T Common Stock; Class S Common Stock; Class D Common Stock; Class I Common Stock, Class A Common Stock $0.01 par value per share	457(o)	—	—	$0	$153.10	$0	—	—	—	—

Fees Previously Paid	—	—	457(o)	—	—	—	—	—	—	—	—	—

Fees Previously Paid	—	—	457(o)	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	415(a)(6)	—	—	$750,000,000	—	—	S-11	333-258754	November 2, 2021	$81,825

	Total Offering Amounts				—	$750,000,000	—	—	—	—	—	—

	Total Fees Previously Paid				—	—	—	—	—	—	—	—

	Total Fee Offsets				—	—	—	—	—	—	—	—

	Net Fee Due				—	—	—	$0[1]	—	—	—	—

1

Calculated pursuant to Rule 457(o) of the Securities Act of 1933, as amended. Pursuant to Rule 415(a)(6) under the Securities Act of 1933, as amended, the securities registered pursuant to this Registration Statement will include unsold securities previously registered for sale pursuant to the registrant’s registration statement on Form S-11 (File No. 333-258754) initially filed by the registrant on August 12, 2021 and declared effective on November 4, 2021(the “Prior Registration Statement”). The Prior Registration Statement registered shares of the registrant’s common stock with a maximum aggregate offering price of $1.0 billion for sale pursuant to the registrant’s primary offering and the registrant’s distribution reinvestment plan. As of October 17, 2024, approximately $766.7 million in shares of common stock remain unsold on the Prior Registration Statement. The registrant will identify in a pre-effective amendment to this Registration Statement the amount of shares of common stock to be carried forward to this Registration Statement from the Prior Registration Statement and any new shares of common stock to be registered. For purposes of calculating the registration fees due in connection with the filing of this Registration Statement, the registrant has assumed that $750 million of unsold shares of common stock originally registered for sale pursuant to the Prior Registration Statement will be carried forward to this Registration Statement. Pursuant to Rule 415(a)(6) the registration fees in the amount of $81,825 previously paid with respect to such unsold securities will continue to apply to such unsold securities. Thus, $0 in filing fees are due in connections with this Registration Statement. Pursuant to Rule 415(a)(6), the offering of unsold securities under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this Registration Statement.